EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
GMX Resources Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-106311) on Form S-8 of GMX Resources Inc. and registration statements (Nos. 333-123209, 333-117256, and 333-115571) on Form S-3 of our report dated April 6,
2004, with respect to the consolidated balance sheets of GMX Resources Inc. as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2004, annual report on Form 10-KSB of GMX Resources Inc.

Our report refers to a changes in the method of accounting for asset retirement obligations.

KPMG LLP


Oklahoma City, Oklahoma
March 28, 2005